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                                                                   EXHIBIT 23.3


            CONSENT OF PERKINS & COMPANY, P.C., INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Post Effective Amendment No. 6 to the Registration Statement (Form S-4 No. 333-65615) and Prospectus of Waste Connections, Inc. for the registration of 3,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 9, 1999 (except for the second paragraph of Note 12, as to which the date is March 31, 1999) with respect to the combined financial statements of Columbia Resource Co., L.P. and Finley-Buttes Limited Partnership included in the Current Report on Form 8-K/A dated April 29, 1999 of Waste Connections, Inc., filed with the Securities and Exchange Commission


/s/ Perkins & Company, P.C.

PERKINS & COMPANY, P.C.
Portland, Oregon
June 1, 1999